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                                                                     EXHIBIT 3.7

                 AMENDED AND RESTATED ARTICLES OF INCORPORATION

                                       OF

                            OASIS COMMUNITIES, INC.

     Pursuant to the provisions of Sections 14-2-1002 and 14-2-1007 of the Georgia Business Corporation Code, the undersigned corporation, Oasis Communities, Inc., hereby approves and adopts the following Amended and Restated Articles of Incorporation, thereby amending and restating is original Articles of Incorporation dated November 16, 1999 and filed with the Secretary of State on November 22, 1999:

                                   ARTICLE I

     The name of the corporation is changed from Oasis Communities, Inc. to Oasis Group, Inc.

                                   ARTICLE II

     The corporation shall have the authority to issue fifty million (50,000,000) shares.

                                  ARTICLE III

     The name and address of the registered agent of the corporation in the State of Georgia shall be Robert E. Altenbach, Kutak Rock, 222 Peachtree Street, N.E., Suite 2100, Atlanta, Fulton County, Georgia 30303-1731

                                   ARTICLE IV

     The name and address of the incorporator is James H. Levine, 1800 Republic Centre, 633 Chestnut Street, Chattanooga, Tennessee 37450.

                                   ARTICLE V

     The address of the principal office of the corporation in the State of Georgia shall be 4210 Morningside Drive, Cummings, Georgia 30041.

     Dated this 11th day of July, 2000.

                                   OASIS COMMUNITIES, INC. (HAVING
                                   CHANGED CORPORATE NAME TO OASIS
                                   GROUP, INC.)



                                   By: /s/ Ward S. Whelchel, President
                                       -------------------------------
                                           Ward S. Whelchel, President